Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-161199 and 333-153223) of Samson Oil & Gas Limited of our report dated December 17, 2009 relating to the financial statements for the fiscal year ended June 30, 2009 which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Perth, Australia
17 December 2009